Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - SEPTEMBER 2004
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,913.432 units) at August 31, 2004            $ 33,635,603
Additions of 52.417 units on September 30, 2004                        72,673
Redemptions of (0.000) units on September 30, 2004                          0
Offering Costs                                                        (24,944)
Net Income (Loss) - September 2004                                   (456,545)
                                                                 ------------

Net Asset Value (23,965.849 units) at September 30, 2004         $ 33,226,787
                                                                 ============

Net Asset Value per Unit at September 30, 2004                   $   1,386.42
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (402,716)
    Change in unrealized                                             (124,420)

  Gains (losses) on forward contracts:
    Realized                                                       (1,597,494)
    Change in unrealized                                            1,717,598
  Interest income                                                      40,599
                                                                 ------------

                                                                     (366,433)
                                                                 ------------

Expenses:
  Brokerage fee                                                        85,058
  Performance fee                                                           0
  Operating expenses                                                    5,054
                                                                 ------------

                                                                       90,112
                                                                 ------------

Net Income (Loss) - September 2004                              $    (456,545)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on September 30, 2004                   $  1,386.42

Net Asset Value per Unit on August 31, 2004                      $  1,406.56

Unit Value Monthly Gain (Loss) %                                       (1.43)%

Fund 2004 calendar YTD Gain (Loss) %                                    0.64 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Hurricanes rage, but quiet markets prevail...

September was a small negative month for most of Campbell & Company's portfolios as listless market conditions persisted. While US Dollar and Fixed Income instruments traded in narrow ranges, we did manage to earn small profits from those sectors, but these gains were largely offset by losses in our cautiously small positions in the still-volatile Energy sector. The largest losses in September came from our Equity Index positions as positive economic reports late in the month caused stocks to rally towards 90-day highs. While our current drawdown has certainly been prolonged, it is not the first time, and it will not be the last. Periods of over and under performance are characteristic of all trend-following strategies, and one of our primary goals is to temper those extremes to produce more consistent returns over time. In the meantime we will be patient and disciplined, as we have learned to be over the past thirty-three years, in the belief that our patience, and the patience of our investors, will continue to be rewarded.

In the meantime if we can be of service, please do not hesitate to call.

Sincerely,

Bruce Cleland
President & CEO